SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 25, 2004

AVALON HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Ohio	1-14105	34-1863889
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One American Way, Warren, Ohio 44484

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (330) 856-8800

(Former name and address, if changed since last report)

There are no exhibits

AVALON HOLDINGS CORPORATION

Cross Reference Sheet showing location in Current Report of Information Required Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

	Current Report Item	Caption in Current Report

Item 1.	Changes in Control of Registrant	Not Applicable

Item 2.	Acquisition or Disposition of Assets	Not Applicable

Item 3.	Bankruptcy or Receivership	Not Applicable

Item 4.	Changes in Registrant’s Certifying Accountant	Not Applicable

Item 5.	Other Events	Avalon Holdings Corporation announces agreement to sell its transportation operations

Item 6.	Resignations of Registrant’s Directors	Not Applicable

Item 7.	Financial Statements and Exhibits	Not Applicable

Item 8.	Change in Fiscal Year	Not Applicable

2

ITEM 5, Other Events

See the following press release dated June 25, 2004 announcing that Avalon Holdings Corporation has reached an agreement in principal to sell its transportation operations.

FOR RELEASE AFTER 5:00 P.M. (EST) ON JUNE 25, 2004

AVALON HOLDINGS CORPORATION ANNOUNCES AGREEMENT TO SELL ITS TRANSPORTATION OPERATIONS

WARREN, Ohio (June 25, 2004) –Ronald E. Klingle, Chairman of the Board of Avalon Holdings Corporation (AMEX:AWX) (“Avalon”), announced today that Avalon has reached an agreement in principle to sell its transportation operations. Avalon anticipates selling all of the common stock of DartAmericA, Inc. (“DartAmericA”) to BMC International, Inc. (“BMC”) for a purchase price of approximately $4.4 million. As a result of the purchase of DartAmericA, BMC shall also be acquiring DartAmericA’s wholly owned subsidiaries including Dart Trucking Company, Inc. (“Dart”) and Dart Services, Inc. and shall be assuming Dart’s operating lease obligations of approximately $5 million. Prior to the sale, DartAmericA shall transfer to Avalon its Canfield terminal and all accounts receivable outstanding for more than 60 days as of the closing date.

The final sale price will be adjusted to reflect changes in certain of DartAmericA’s balance sheet items from March 31, 2004 to June 30, 2004. The understanding reached with BMC is subject to finalization of acquisition documentation and the transaction will be contingent upon BMC completing its financing arrangements and obtaining required insurance coverages. Although there can be no assurance, it is anticipated that the transaction will close early in the third quarter. As a result of the sale, Avalon is expected to incur a charge in the second quarter of 2004 estimated to be between $2.5 and $3 million.

Mr. Klingle stated, “As we have previously disclosed, we have been evaluating the business and prospects of the transportation operations during the past several months because we have been unable to profitably operate DartAmericA over the last few years. In the second quarter of 2004, we discontinued certain operations in New England. While initially expressing interest in our remaining New England operations, BMC offered to acquire our entire transportation business. As a preeminent local transportation company, BMC will provide for the continuation of DartAmericA as a major national transportation company. We intend to focus our efforts toward maximizing shareholder value through our remaining businesses, including American Waste Management Services, Inc. and American Landfill Management, Inc. and we are excited about the prospects of our golf and related operations.”

Avalon Holdings Corporation provides transportation services and waste management services to industrial, commercial, municipal and governmental customers. Avalon Holdings Corporation also owns the Avalon Golf and Country Club, which operates two golf courses and related facilities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVALON HOLDINGS CORPORATION

(Registrant)

/s/ Timothy C. Coxson

By:	Timothy C. Coxson
Chief Financial Officer and Treasurer

DATED: June 28, 2004